EXHIBIT 3.(i)

            STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                          Business Corporation
                 Restated Articles of Incorporation of
                     WASHINGTON TRUST BANCORP, INC.

     Pursuant to the provisions of Section 7-1.1-59 of the General Laws, 1956, as amended, the undersigned corporation adopts the following Restated Articles of Incorporation:

     FIRST.  Name.  The name of the Corporation is Washington Trust
Bancorp, Inc.

     SECOND.  Duration.  The period of its duration is perpetual.

     THIRD. Purposes and Powers. The purposes for which the Corporation is organize are to act as a holding company whose subsidiaries will engage, as permitted by law, in banking and other financial services and businesses; and to transact and engage in, directly, through subsidiaries or otherwise, any other lawful business.

     The Corporation shall have power

     (a) To have perpetual succession by its corporate name unless a limited period of duration is stated in its Articles of Incorporation.

     (b) To sue and be sued, complain and defend, in its corporate name.

     (c) To have a corporate seal which may be altered at pleasure, and to sue the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

     (d) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.

     (e) To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.

     (f)  To lend money and to use its credit to assist its employees.

     (g) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof.

     (h) To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the Corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises, and income.

     (i) To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

     (j) To conduct its business, carry on its operations, and have offices and exercise the powers granted by the Rhode Island Business Corporation Act, as amended, from time to time, within or without this state.

     (k) To elect or appoint officers and agents of the Corporation, and define their duties and fix their compensation.

     (l) To make and alter by-laws, not inconsistent with these Articles of Incorporation or with the laws of this state, for the administration and regulation of the affairs of the Corporation.

     (m) To make donations for the public welfare or for charitable, scientific or educational purposes.

     (n) To transact any lawful business which the Board of Directors shall find will be in aid of governmental authority.

     (o) To pay pensions and establish pension plans, pension trusts, profit-sharing plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees.

     (p) To provide insurance for its benefit on the life of any of its directors , officers, or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

     (q) To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust or other enterprise.

     (r) To have and exercise all other powers necessary or convenient to effect its purposes.

     FOURTH. Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000, par value $.0625 per share, all of which shares are to be a class designated as "Common Stock".

     Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

     FIFTH. No Preemptive Rights. No holder of stock of any class of the Corporation, whether now or hereafter authorized, shall have any preemptive, preferential or other rights to subscribe for or purchase or acquire any shares of any class or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of any class or any other securities now or hereafter authorized, and whether the same shall be issued for cash, services or property, or by way of dividend or otherwise.

     SIXTH. Approval of Certain Business Combinations. Whether or not a vote of the stockholders is otherwise required in connection with the transaction, neither the Corporation nor any of its Subsidiaries shall become a party to any Business Combination without prior compliance with the provisions of Section(a) or (b) or (c) hereinbelow, in addition to such additional vote of the Preferred Stock as may be required by the provisions of any series thereof or by applicable law.

     (a) Prior Approval by the Board of Directors. Such Business Combination was approved by the Board of Directors of the Corporation by the affirmative vote of at least 80% of the Board of Directors of the Corporation either (i) at a time prior to the acquisition of 10% or more of the outstanding Voting Shares of the Corporation by a Related Person, or (ii) after such acquisition, but only so long as such Related Person sought and obtained the approval, by the affirmative vote of at least 80% of the Board of Directors of the Corporation, of the acquisition of 10% or more of the outstanding Voting Shares prior to such acquisition being consummated.

     (b) Approval by Continuing Directors and Additional Requirements. Such Business Combination (i) shall be approved at a meeting of the Board of Directors by the affirmative vote of 80% of the Continuing Directors and a majority of the Board of Directors, and (ii) all of the conditions hereinafter set forth in subsection (1) through (5) below shall be satisfied:

          (1) The ratio of (i) the aggregate amount of the cash and the fair market value of other consideration to be received per share of Common Stock in such Business Combination by holders of Common Stock other than the Related Person involved in such Business Combination, to (ii) the market price per share of the Common Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has theretofore paid in acquiring any Common Stock prior to such Business Combination, to (y) the market price per share of Common Stock immediately prior to the initial acquisition by such Related Person of any shares of Common Stock; and

          (2) The aggregate amount of the cash and the fair market value of other consideration to be received per share of Common Stock in such Business Combination by holders of Common Stock, other than the Related Person involved in such Business Combination, (i) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Common Stock, (ii) is not less than the earnings per share of Common Stock for the four full consecutive fiscal quarters of the Corporation immediately preceding the Date of Determination of such Business Combination multiplied by the then price-earnings multiple (if any) of such Related Person as customarily computed and reported in the financial community; provided, that for the purposes of this clause (ii), if more than one Person constitutes the Related Person involved in the Business Combination, the price-earnings multiple (if any) of the Person having the highest price-earnings multiple shall be used for the computation in this clause (ii), and (iii) is not less than the book value of a share of the Common Stock, as reflected in the balance sheet of the Corporation as of the last day of the last fiscal quarter of the Corporation preceding the Date of Determination; and

          (3) The consideration (if any) to be received in such Business Combination by holders of Common Stock other than the Related Person involved shall, to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring Common Stock already owned by it; and

          (4) After such Related Person became a Related Person and prior to the consummation of such Business Combination: (i) such Related Person shall have taken steps to insure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of Voting Shares of the Corporation from time to time owned by stockholders who are not Related Persons bears to all Voting Shares of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors); (ii) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except (x) upon conversion of convertible securities acquired by it prior to becoming a Related Person or (y) as a result of a pro rata stock dividend, stock split or division of shares or (z) in a transaction consummated after this Article SIXTH was added to these Articles of Incorporation and which satisfied all applicable requirements of this Article SIXTH; (iii) such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person's becoming a Related Person; and (iv) such Related Person shall not have (x) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or (y) made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than 80% of the Continuing Directors and a majority of the Board of Directors of the Corporation; and

          (5) A proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by two-thirds of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by two-thirds of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid by the Corporation a reasonable fee for its services upon receipt by the Corporation of such opinion).

     For purposes of Sections (b)(1) and (2) hereof, in the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term "other consideration to be received" shall include (without limitation) Common Stock retained by stockholders of the Corporation other than Related Persons who are parties to such Business Combination.

     (c) Approval by Stockholders. If there is not full compliance with the provisions of Section (a) or (b) of this Article, such Business Combination shall be approved by the affirmative vote of 80% of the outstanding Voting Shares, voting as a single class; provided that a proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by two-thirds of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by two-thirds of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee by the Corporation for its services upon receipt by the Corporation of such opinion).

     (d) Evaluation of Business Combinations, etc. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

     (e) Amendments to this Article SIXTH. Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), and in addition to such additional vote of any Preferred Stock that may hereafter be authorized as may be required by the provisions of any series thereof or by applicable law, this Article SIXTH shall not be amended, altered, changed or repealed without:

          (1) The affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors; and

          (2) The affirmative vote as to all stock held by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class.

     (f) Amendments Recommended by Directors. The provisions of paragraph (e) of this Article SIXTH shall not apply to, and the vote referred to therein shall not be required for, any amendment, addition, alteration or repeal of any provision of this Article SIXTH that is recommended to the stockholders by the favorable vote of (1) a majority of the Board of Directors, and (2) not less than 80% of the Continuing Directors, and any such amendment, addition, alteration or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the Rhode Island Business Corporation Law.

     SEVENTH. Registered Office. The address of the initial registered office of the Corporation is 126 Franklin Street, Westerly, Rhode Island and the name of its initial registered agent at such address is Louis J. Luzzi.

     EIGHTH.  Board of Directors; Amendment of By-Laws.

     (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of any Preferred Stock that may hereafter be authorized voting separately as a class or classes) that shall constitute the Board of Directors shall be 20, unless otherwise determined from time to time by resolution adopted by the affirmative vote of:

          (1)  At least 80% of the Board of Directors; and

          (2)  A majority of the Continuing Directors.

     (b) The names and addresses and classes of the persons who are to serve as directors of the Corporation until the expiration of the term of their respective classes or until their successors are duly elected and shall qualify are:



Name                      Address                                 Class

William Atherton          Sherwood Court, Westerly, RI 02891       1986
Charles C. Buffum         73 Avondale Rd., Westerly, RI 02891      1987
Steven J. Crandall        24 Saratoga Ave., Westerly, RI 02891     1985
David Curtis              365 Pine Hill Rd., Wakefield, RI 02879   1986
Jacques deLaporte         P.O. Box 448, Skunk Hill Rd.,
                            Hope Valley, RI 02832                  1986
Richard A. Grills         Oak St., Ashaway, RI 02804               1985
Joseph J. Kirby           38 Elm St., Westerly, RI 02891           1987
James W. McCormick, Jr.   "Sunny Hill", Watch Hill, RI 02891       1985
Thomas F. Moore, Jr.      RFD 2, Box 9, North Main St.,
                            Stonington, CT 06378                   1987
Brendan P. O'Donnell      P.O. Box 278, Money Point Rd.,
                            Mason's Island, Mystic, CT 06355       1986
Victor J. Orsinger,II     51 Elm St., Westerly, RI 02891           1985
Arthur Perry              71 Spencer Brook Rd., Concord, MA 01742  1985
Robert B. Perry           Taylor Lane, Weekapaug, RI 02891         1987
Joseph H. Potter          Midway Ave., Westerly, RI 02891          1986
Joseph E. Pucci           34 Elm St., Westerly, RI 02891           1987
Anthony J. Rose, Jr.      80 Pine Hill Rd., Wakefield, RI 02879    1986
James P. Sullivan         125 Watch Hill Rd., Westerly, RI 02891   1985
James D. Thornton         185 East Ave., Westerly, RI 02891        1987
Neil H. Thorp             14 Cedarcrest Dr., Westerly, RI 02891    1985
Albert E. Wilson          Box 215, Nathaniel Lewis Rd.,
                            Ashaway, RI 02804                      1986

     (c) Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of stockholders to be held in 1985 and until their respective successors are duly elected and qualified. The term of office of directors of the second class shall expire at the annual meeting of stockholders to be held in 1986 and until their respective successors are duly elected and qualified. The term of office of directors of the third class shall expire at the annual meeting of stockholders to be held in 1987 and until their respective successors are duly elected and qualified. Subject to the foregoing, at each annual meeting of stockholders, commencing at the annual meeting to be held in 1985, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by vote of 80% of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors shall be duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of any Preferred Stock that may hereafter be authorized shall have the right, voting separately as a class, to elect one or more directors of the Corporation, (i) the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by such Preferred Stock, and (ii) this Article EIGHTH shall be deemed to be construed and/or modified so as to permit the full implementation of the terms and conditions relating to election of directors of any series of Preferred Stock that has been or will be designated by the Board of Directors.

     (d) Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), any one or more directors of the Corporation may be removed at any time, but only for cause and only by either (1) the affirmative vote of a majority of the Continuing Directors and a majority of the Board of Directors or (2) the affirmative vote, at a meeting of the stockholders called for that purpose, as to all stock held by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class.

     Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock that may hereafter be authorized shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (d) shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

     (e) In addition to the right of the Board of Directors of the Corporation to make nominations for the election of directors, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors if that stockholder complies with all of the provisions of this Section (e).

          (1) Advance written notice of such proposed nomination shall be received by the Secretary of the Corporation not less than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if fewer than 21 days' notice of the meeting is given to stockholders, such written notice of such proposed nomination shall be received by the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.

          (2) Each notice under Section (e)(1) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are Beneficially Owned by each such nominee, (iv) any other information reasonably requested by the Corporation.

          (3) The nomination made by a stockholder may only be made in a meeting of the stockholders of the Corporation called for the election of directors at which such stockholder is present in person or by proxy, and can only be made by a stockholder who has theretofore complied with the notice provisions of Sections (e)(1) and (2) above.

          (4) The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     (f) The By-laws of the Corporation may be altered, amended or repealed or new By-laws may be adopted by the Board of Directors at any regular or special meeting solely upon the affirmative vote of both 80% of the Board of Directors and a majority of the Continuing Directors. If such vote is to be taken at any special meeting of the Board of Directors, notice of such proposed action and the substance thereof shall be contained in the notice of such special meeting.

     (g) Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), and in addition to such additional vote of any Preferred Stock that may hereafter be authorized as may be required by the provisions of any series thereof or by applicable law, this Article EIGHTH shall not be amended, altered, changed or repealed without:

          (1) The affirmative vote of 80% of the Board of Directors and of a majority of Continuing Directors; and

          (2) The affirmative vote as to all stock held by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class.

     NINTH. Certain Definitions. For purposes of Articles SIXTH and EIGHTH, the following definitions shall apply:

     (a) Affiliate. An "Affiliate" of, or a Person " affiliated with", a specified Person, means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     (b) Associate. The term "Associate" used to indicate a relationship with any Person means:

          (1) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

          (2) Any trust or other estate in which such Person has a ten percent or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

          (3) Any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person; or

          (4) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

     (c)  Beneficial Owner.  A Person shall be considered the
"Beneficial Owner" of any shares of stock (whether or not owned of record):

          (1) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

          (2) Which such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

          (3) Which are Beneficially Owned within the meaning of (1) or (2) of this Section (c) by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.

     For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in Article SIXTH or Article EIGHTH of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be beneficially owned by only such Person pursuant to the foregoing provisions of this Section (c).

     (d)  Business Combination.  A "Business Combination" means:

          (1) The sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);

          (2) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part , of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

          (3) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person, irrespective of which Person is the surviving entity in such merger or consolidation;

          (4) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spin-off, split-off or split-up of the Corporation or any Subsidiary thereof; provided, however, that this Section
     (d)(4) shall not relate to any transaction of the types specified herein that has been approved by (i) a majority of the Board of Directors, and (ii) 80% of the Continuing Directors; or

          (5) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary of the Corporation.

     As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

     Anything in this definition to the contrary notwithstanding, this definition shall not be deemed to include any transaction of the type set forth in Sections (d)(1) through (d)(3) above between or among any two or more Subsidiaries of the Corporation or the Corporation and one or more Subsidiaries of the Corporation if such transaction has been approved by the affirmative vote of at least 80% of the Board of Directors and a majority of the Continuing Directors on or prior to the Date of Determination.

     (e)  Continuing Director.  A "Continuing Director" shall mean:

          (1) An individual who was designated as a member of the Board of Directors of the Corporation in these Articles of Incorporation as filed with the Secretary of State of the State of Rhode Island; or

          (2) An individual designated (before such individual's initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.

     (f) Date of Determination. The term "Date of Determination" means:

          (1) The date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of stockholders to approve such transaction) is entered into by the Corporation, as authorized by its Board of Directors, and another Person providing for any Business
     Combination; or

          (2) If such an agreement as referred to in Section (f)(1) above is amended so as to make it less favorable to the Corporation and its stockholders, the date on which such amendment is approved by the Board of Directors of the Corporation; or

          (3) In cases where neither Section (f)(1) or (2) above shall be applicable, the record date for the determination of stockholders of the Corporation entitled to notice of and to vote upon the transaction in question.

     A majority of the Continuing Directors shall have the power and duty to determine the Date of Determination as to any transaction under Article SIXTH or Article EIGHTH. Any such determination shall be conclusive and binding for all purposes in either of such Articles.

     (g) Person. The term "Person" shall mean any individual, partnership, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation for itself or as a fiduciary for customers in the ordinary course, or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a "Person".

     (h) Related Person. "Related Person" means any Person which is the Beneficial Owner, as of the Date of Determination or immediately prior to the consummation of a Business Combination, or both, of 10% or more of the Voting Shares, or any Person who is an Affiliate of the Corporation and at any time within five years preceding the Date of Determination was the Beneficial Owner of 10% or more of the then outstanding Voting Shares, but does not include any one or group of more than one Continuing Director.

     (i) Substantial Part. The term "Substantial Part" as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than five percent of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is being made.

     (j) Subsidiary. "Subsidiary" shall mean any corporation or entity of which the Person in question owns not less than 50% of any class of equity securities, directly or indirectly.

     (k) Voting Shares. "Voting Shares" shall mean shares of the Corporation's capital stock entitled to vote generally in the election of directors.

     (l)  Certain Determinations with Respect to Articles SIXTH and
          EIGHTH.

          (1) A majority of the Continuing Directors shall have the conclusive power and authority to determine, for the purposes of Articles SIXTH and EIGHTH, on the basis of information known to them: (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined, (iv) whether the assets subject to any Business Combination constitute a "Substantial Part" as hereinabove defined, (v) whether two or more transactions constitute a "series of related transactions" as hereinabove defined, (vi) any matters referred to in subsection (l)(2) below, and (vii) such other matters with respect to which a determination is required under Article SIXTH or EIGHTH. Any such determination shall be final and binding for all purposes hereunder.

          (2) A Related Person shall be deemed to have acquired a Voting Share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to Voting Shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of Beneficial Owner, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (i) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (ii) the market price of the shares in question (as determined by a majority of the Continuing Directors) at the time when the Related Person became the Beneficial Owner thereof.

     Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or By-laws of the Corporation), and in addition to such additional vote of any Preferred Stock that may hereafter be authorized as may be required by the provisions of any series thereof or by applicable law, this Article NINTH shall not be amended, altered, changed or repealed without:

          (1) The affirmative vote of 80% of the Board of Directors and of a majority of Continuing Directors; and

          (2) The affirmative vote as to all stock held by the holders of 80% or more of the outstanding Voting Shares, voting separately as a class.

     TENTH.  Amendments.

     (a) The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Rhode Island at the time in force may be added or inserted in these Articles of Incorporation, in the manner (i) now or hereafter prescribed by law, and (ii) as has otherwise been provided in Articles SIXTH, EIGHTH and NINTH of these Articles of Incorporation; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.

     (b) Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), and in addition to such additional vote of any Preferred Stock that may hereafter be authorized as may be required by the provisions of any series thereof or by applicable law, this Article TENTH shall not be amended, altered, changed or repealed without the affirmative vote as to all stock held by the holders of 80% or more of the outstanding shares of the Corporation's capital stock entitled to vote generally in the election of directors, voting separately as a class.

     ELEVENTH.  Limiting Director Liability.

     (a) No director of the Corporation shall be liable to the Corporation or to its stockholders for monetary damages for breach of the director's duty as a director; provided, however, that this Article ELEVENTH shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; ( ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) the liability imposed pursuant to the provisions of R.I.G.L.
Section 7-1.1-43 (as in effect or as hereafter amended); or (iv) for any transaction from which the director derived an improper personal benefit unless said transaction is permitted by R.I.G.L. Section 7-1.1-37.1 (as in effect or as hereafter amended). If the Rhode Island General Laws are amended after the adoption of this Article ELEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Rhode Island General Laws, as so amended. Neither the amendment nor repeal of this Article ELEVENTH nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would occur or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     (b) Notwithstanding any other provisions of these Articles of Incorporation, including Section TENTH (a), or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), and in addition to such additional vote of any Preferred Stock that may hereafter be authorized as may be required by the provisions of any series thereof or by applicable law, this Article ELEVENTH shall not be amended, altered, changed or repealed without:

          (1) The affirmative vote of 80% of the Board of Directors and of a majority of Continuing Directors (as defined in Article NINTH of these Articles of Incorporation), and

          (2) The affirmative vote as to all stock held by the holders of 80% or more of the outstanding Voting Shares (as defined in Article NINTH of these Articles of Incorporation), voting separately as a class.


     TWELFTH. The Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore restated and amended, and supersede the original Articles of Incorporation and all amendments thereto.



                                         Washington Trust Bancorp, Inc.



Dated:  August 9, 1994                  By  Joseph J. Kirby
        --------------                      ------------------------
                                                  Its President


                                          and  Harvey C. Perry, II
                                               ----------------------
                                                  Its Secretary

STATE OF RHODE ISLAND
COUNTY OF WASHINGTON

     On the 9th day of August, 1994, personally appeared before me Joseph J. Kirby, who being by me duly sworn, declared that he is the President of Washington Trust Bancorp, Inc., that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.



                                                   Yvonne Mole
                                                   Notary Public



{Notarial Seal}